Exhibit 99.1

        FLEETWOOD ANNOUNCES INTENTION TO PAY DISTRIBUTIONS ON SECURITIES

         Current and Deferred Payments to Be Made on February 15, 2006

Riverside, Calif., January 19, 2006 - Fleetwood Enterprises, Inc. (NYSE:FLE), a leading producer of recreational vehicles and manufactured housing, announced today its intent to pay cash distributions on its 6% Convertible Trust Preferred Securities, due 2028. In addition to the previously announced payment of the distribution amounts that have been deferred for the previous 17 quarters and the associated interest, the Company will also pay the current distribution due February 15, 2006.

Holders of the Securities as of the record date of January 31, 2006, will be entitled to payments of $0.75 per share with respect to the distribution due February 15, and $14.62 per share with respect to the previously unpaid distributions, including interest compounded at 6%. The total distribution by the Company will approximate $61.9 million, of which $58.8 million relates to deferred distributions and interest, and will be made from the net proceeds of the sale of 7 million shares of common stock, announced on November 18, 2005.

About Fleetwood
Fleetwood Enterprises, Inc. is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company's products; the potential impact on demand for Fleetwood's products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; the price of gasoline as it might impact recreational vehicle sales; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the Company's ability to obtain financing needed in order to execute its business strategies. Actual results, events and performance may differ materially.

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